Power of Attorney

Know all by these presents, that the undersigned hereby constitutes and appoints Adam U. Shaikh, John L. Sullivan, Deanna Pellack, and Laura B. Latham, and each of them, individually, the undersigned's true and lawful attorney-in-fact to:

(1) execute for and on behalf of the undersigned, in the undersigned's capacity as a director or officer or portfolio manager of Principal Private Credit Fund I (PPCFI) and/or its advisor, Principal Global Investors, LLC (PRA, together with each other closed-end interval fund that may be formed in the Principal fund complex and for which the undersigned serves in such capacity, the "Company"), Schedules 13D (including amendments thereto) and Forms 3, 4 and 5 and Form 144, in accordance with Section 13(d), Section 16(a) and Rule 144, respectively, of the Securities Exchange Act of 1934 and the rules thereunder and any joint filing agreement pursuant to Rule 13d-l(k)(l)(iii);

(2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Schedule 13D (or amendment), Form 3, 4 or 5 or joint filing agreement and timely file such schedule or form with the United States Securities and Exchange Commission and any appropriate national securities exchange; and

(3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of each such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by each such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as s/he may approve in his/her discretion.

The undersigned hereby grants to each such attorney-in-fact power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that each such attorney-in-fact, or his/her substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that each such attorney-in-fact is serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 13(d) or Section 16 of the Securities Exchange act of 1934.

FURTHER, the undersigned hereby constitutes and appoints Amanda Gould, Shelly Robinson and Kathy Richie, and each of them, individually, as attorney-in-fact to oversee and effectuate the enrollment of the undersigned in the EDGAR Next platform, including but not limited to, requesting EDGAR access and filing codes, updating contact information, adding delegates, and users to the accounts, and completing an annual attestation to the accuracy of the information, and to serve as account administrators for the EDGAR Next account.

The Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Schedules 13(d), Forms 3, 4 and 5 or Form 144 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to each such attorney-in-fact.

From and after the date hereof, any Power of Attorney previously granted by the undersigned concerning the subject matter hereof is hereby revoked.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 21st day of May, 2025.

James Urbates (May 21, 2025 09:13 CDT)

Name: James Urbates

Classification: Customer Confidential